UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Air Products and Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

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On January 12, 2025, Air Products and Chemicals, Inc. (the “Company”) posted the following letter to its website, https://www.voteairproducts.com/:

Vote “For” Only Air Products’ Highly Qualified Director Nominees on the WHITE Proxy Card DO NOT LET MANTLE RIDGE IMPEDE OUR SIGNIFICANT PROGRESS TO DELIVER SUPERIOR LONG-TERM SHAREHOLDER VALUE.

Dear Fellow Shareholder, Your vote at Air Products’ upcoming Annual Meeting of Shareholders on January 23, 2025, is critical to the future of our Company. • Our team is seizing on the significant, growing market demand for clean hydrogen, which represents a natural extension of our leading and successful core industrial gas model. Major offtakes we have announced and are negotiating validate our clean hydrogen strategy. • The long-term strategy outlined by the Board and Management team stands in sharp contrast to Mantle Ridge’s short-termism and lack of a plan. Their failure to present any coherent ideas shows how destructive their nominees would be for our Company and the grave risk they would represent for our shareholders. • Our future success depends on overseeing an orderly transition of our CEO, Seifi Ghasemi, with someone with strong public company experience, as well as the skills and industry relationships required for this role. Our management team, actively overseen by our Board of Directors, continues to successfully execute our two-pillar strategy to grow our core industrial gas business while capitalizing on our first-mover advantage in the clean hydrogen market – a tremendous growth opportunity now and well into the future. Industry analysts and experts have taken note: “With FYSep25 guidance out of the way, we now see a conservative setup, supportive of beats/raises through the year. APD has stopped work on its controversial TX green H2 project and is focused on signing offtakes for the existing backlog. Combined with the commitment to not announce new projects until 1) current projects are filled and 2) new projects have offtakes, this goes a long way to derisking APD’s backlog spend. As this backlog starts up post FY25, we should be setting up for a multi-year period of higher than peers mid-teens EPS growth[…] We think the company is moving in the right direction.”1 - Joshua Spector, CFA, Analyst at UBS (November 18, 2024) 1 Permission to use quotations neither sought nor obtained 1

“APD’s 4Q exceeded expectations with a strong beat[.] Global macro remains challenged and as such the FY in-line guide comes as solid. Management also took further actions to alleviate investor concerns — canceling TX green project, keeping SAF on hold until permitting is in place, emphasizing no new projects without anchor contracts and providing updates on its large projects. As APD delivers on its core business and executes on long-term projects, the stock should push higher.“2—John P. McNulty, CFA, Analyst at BMO Capital Markets (November 13, 2024) “We’ve seen a meaningful change in Air Products’ risk tolerance on its clean hydrogen projects and commitment to succession planning, which we heard as two significant areas of concern by investors early in 2024[…] We have long viewed APD’s base business as solid; these actions reinforce our constructive view.“3—Steve Byrne, CFA, Analyst at Bank of America (November 8, 2024) Mantle Ridge’s Board Nominees and CEO Designe e are Insufficiently Qualified and Highly Conflicted – Supporting Mantle Ridge Would be Value Destructive. While we remain intently focused on driving growth and returning capital to shareholders, Mantle Ridge continues to run a disruptive and misguided campaign focused on impeding the significant progress we have made to deliver superior long-term value – all to the detriment of you, our shareholders. Even more troubling is that Mantle Ridge has put forth nominees whose experience pales in comparison to the Air Products nominees’ extensive and deep expertise in relevant industries. We believe Mantle Ridge’s nominees have been selected not because of any superior or more relevant experience than our existing nominees, but rather because of pre-existing relationships with Mr. Hilal or due to their penchant for acting as activist nominees. 2 Permission to use quotations neither sought nor obtained 3 Permission to use quotations neither sought nor obtained

Tracy McKibben’s energy experience stems largely from running what appears to be her own small investment and consulting firm, while her former board experience includes governance issues involving related party transactions and involvement in controversial and unsuccessful activism campaigns. While Ms. McKibben was a director of Imation (now known as Glassbridge), share prices ranged from a high of $43.60 when Ms. McKibben joined the board, to a low of $0.75, with Imation ultimately being delisted from the New York Stock Exchange. Additionally, her tenure as a director at Ecolab overlaps with former Mantle Ridge nominee in a different proxy contest, Jonathan Zillmer; Mr. Zillmer was appointed via Mantle Ridge campaigns both as a director at CSX along with Mr. Reilley and as CEO at Aramark, thereby putting Ms. McKibben’s independence into question. Andrew Evans’ public executive and board experience has been limited to the U.S., and his industry credentials and renewable energy project experience pale in caliber to those of current Air Products Director Lisa Davis. As CEO of Southern Company, Mr. Evans oversaw the finances of the Vogtle nuclear power plant expansion project, which was plagued by construction delays and cost overruns – the project was seven years late and $17 billion over budget. He has also been affiliated with an activist campaign, as a nominee for Carl Icahn at Southwest Gas. During his tenure at Southwest Gas, following a board appointment by Mr. Icahn, Southwest Gas had ~ -75% TSR compared to the S&P 5004. Dennis Reilley has an extremely concerning track record of alleged repeated ethical transgressions. According to news reports, two individuals testified under oath that, as a board director, Mr. Reilley leaked confidential information from three separate public companies to a neighbor, including information about a merger before it was publicly announced. He also has not held an executive or operating position in over 18 years in an industry that has undergone tremendous change during that time, thereby rendering any “experience” that he has as stale. Further undermining Mr. Reilley’s credentials and ability to act as a trustworthy, independent director is his longstanding relationship with Mr. Hilal, from his tenure on the CSX Board in connection with Mantle Ridge’s settlement with CSX and as a nominee of Mantle Ridge in its value-destructive activist fight at Dollar Tree. Mr. Reilley also has a two-year consulting agreement with Mantle Ridge, misaligning his interests from those of Air Products’ shareholders. Paul Hilal brings zero experience with the board or operations of an industrial gas or chemicals company. Rather, he has a track record of value destruction and mismanaged succession processes at every one of Mantle Ridge’s public activist campaigns – Aramark, CSX and Dollar Tree. TSR, relative to the S&P 500, during Mr. Hilal’s Board tenures, decreased at all three companies: Dollar Tree -104%, CSX -69% and Aramark -63%.5 Underscoring Mr. Hilal’s inability to provide effective board oversight, CSX said in October 2024 it had received a subpoena from the Securities and Exchange Commission (SEC) over an accounting restatement, as well as SEC information requests about some of the company’s performance metrics. Eduardo Menezes, Mantle Ridge’s designated candidate to be Air Products’ next CEO, does not bring any public company CEO or board experience, and is not even part of Mantle Ridge’s slate of director nominees. He has been retired since leaving Linde in 2021, where he was passed over as a candidate for CEO. Mantle Ridge admits this in its December 10, 2024 letter, saying an “able alternative” was selected instead of him. Additionally, Mr. Menezes possesses no significant employment experience 4 Permission to use quotations neither sought nor obtained. 5 Based on $25.2B market capitalization on June 30, 2014 (one day prior to Seifi Ghasemi’s first day as CEO) and December 13, 2024 3 outside of his tenure at Linde and its predecessors and subsidiaries. He does not meet the basic criteria that the Board has outlined for Air Products’ CEO role, for which the Board has already identified other, superior candidates through its rigorous succession process. Notably, Mantle Ridge is only advocating for his appointment to the CEO role if he is paired with Dennis Reilley, demonstrating it does not trust him to stand alone. Air Products’ Nominees are World-Class and Have the Right Skillsets. Air Products has nominated a group of exemplary business leaders – including new nominees Alfred Stern and Bhavesh V. (“Bob”) Patel – who have the necessary skills, experience, and expertise to oversee the successful execution of Air Products’ two-pillar growth strategy, while holding management accountable to its goals and commitments to shareholders. Further, Mantle Ridge has decided to target four of our directors who are essential to our fit-for-purpose board and the execution of our long-term strategy. Edward Monser, Air Products’ Lead Independent Director, brings significant experience in industrial operations and supply chain optimization. Mr. Monser was appointed to the Air Products Board in 2014 with support from Pershing Square / Paul Hilal who stated as recently as October 2024 that: Ed Monser is “the kind of truly independent, high-integrity and shareholder-oriented director nominee [ ] that we think can best serve shareholders.”6 Mr. Monser has over 30 years of experience leading global engineering organizations through strategic change, as well as extensive experience in international business operations in emerging markets. Mr. Monser brings to the Air Products board other public company board experience, including from Vertiv Holdings Co. (NYSE: VRT) and Canadian Pacific Railway (NYSE: CP). Lisa Davis brings extensive experience leading world-scale energy projects, including renewables, at some of the world’s biggest companies. Her 35-year tenure spans leading large, multi-faceted international businesses within energy and manufacturing industries, overseeing and implementing world-scale energy projects. This includes serving as a member of the Managing Board for Siemens AG with responsibility as CEO for Siemens Gas and Power. Ms. Davis has served on public company boards in the U.S. and Europe, including Phillips 66 (NYSE: PSX), Kosmos Energy (NYSE: KOS), C3.ai (NYSE: AI), and Penske Automotive Group (NYSE: PAG), which is crucial to Air Products as we implement complex international projects, an increasing portion of our business. Charles Cogut is regarded as one of the most prominent corporate lawyers in the United States. During his 39-year tenure at Simpson Thacher & Bartlett LLP, Mr. Cogut specialized in domestic, international and cross-border M&A, the representation of special committees of boards of directors, buyouts, and other transactions involving private equity firms. He brings analytical expertise and unparalleled judgment and acumen recognized by several legal industry awards as well as additional public company board experience, having served as a director of The Williams Companies, Inc. (NYSE: WMB). 6 Ownership value based on APD share price as of 12/13/2024 4

Seifollah “Seifi” Ghasemi, Chairman, President and CEO of Air Products, is a highly accomplished and respected chief executive, with relationships at the most senior levels of government, regulators and investors globally. Mr. Ghasemi was appointed CEO in 2014 after Pershing Square / Paul Hilal supported his appointment to the Board and Mantle Ridge / Paul Hilal praised his record in October 2024, noting that they “…have a deep admiration and personal regard and affection for Seifi” and that they “have admired with greatest satisfaction the Company’s many important achievements under Seifi’s leadership, and under the stewardship of the Board” – just before launching the proxy contest, after Air Products rightfully refused to cede control of the Company to activist Mantle Ridge. Mr. Ghasemi brings unparalleled CEO and operational experience in industrial gases and specialty chemicals. He has created over $44 billion of shareholder value7 during his tenure at Air Products and transformed the Company into the industry leader it is today through organic revenue growth, margin expansion, EPS expansion, and the development and implementation of a Five-Point Plan to guide future success. Importantly, Mr. Ghasemi is a significant shareholder in Air Products with a personal stake totaling around $239 million8 and a vested interest in the success of the Company, aligning himself closely with shareholders’ interests. Mr. Ghasemi also possesses significant public company board experience, having served as non-executive Chairman of Versum Materials, Inc. and as a director of EnerSys. Air Products Continuously Refreshes Its Board and is Nominating Two Exceptional New Directors with Relevant Public Company CEO Experience. Mantle Ridge has ignored the substantial Board refreshment that Air Products continuously undertakes, with four Directors having joined our Board in the last five years. In November 2024, the Board nominated Bob Patel and Alfred Stern, seasoned executives with experience leading major publicly listed industrial companies. With Air Products shareholders supporting our nominations of Mr. Patel and Mr. Stern at the 2025 Annual Meeting, six out of nine Directors will have been first elected in the last five years. Bhavesh V. (“Bob”) Patel brings 35 years of industry experience in manufacturing, commercial and management roles, as well as in the global commodity markets, which adds insight into the Board’s discussions of international operations, strategy, and risk. Mr. Patel has led complex global organizations such as W.R. Grace, Chevron Phillips Chemical Co., and LyondellBasell through large-scale restructuring and organic growth with a focus on long-term shareholder value creation. While serving as CEO of LyondellBasell, he developed a strong track record of disciplined capital allocation. Mr. Patel also brings executive leadership skills, capital markets, and financial expertise, extensive Middle East joint venture experience, and safety expertise. Mr. Patel brings to the Board significant public company board experience from his time serving as a director for Halliburton Company (NYSE: HAL), Union Pacific Corporation (NYSE: UNP), and LyondellBasell (NYSE: LYB). Alfred Stern brings more than 30 years of international experience leading energy, refinery, and chemical industry initiatives in Europe, the U.S., the Middle East and Asia, spanning research and 7 Based on $25.2B market capitalization on June 30, 2014 (one day prior to Seifi Ghasemi’s first day as CEO) and December 13, 2024 8 Ownership value based on APD share price as of 12/13/2024 5 development, sales and marketing, and operations/quality and business management. He has successfully initiated and led significant international, multi-billion-dollar growth projects including organic investments, M&A, and joint ventures, and was instrumental in growing the joint venture Borouge in the Middle East ninefold during his 14-year tenure at Borealis. Mr. Stern currently serves as CEO and Chairman of OMV Aktiengesellschaft which, under his vision and leadership, is transitioning to become an integrated sustainable chemicals, fuels and energy company, with a focus on innovative circular economy solutions. We believe that it would be highly disruptive to the successful execution of our strategy to elect any of the four nominees of Mantle Ridge’s slate. The Board, with the support of leadership and its advisors, considered Mantle Ridge’s nominees and unanimously determined that they would not bring any additional skills to the Company’s Board that are not already present in Air Products’ proposed refreshed slate, and would impair and potentially derail the thoughtful, long-term growth strategy and succession planning currently being executed by the Air Products’ Board and management team. For the reasons outlined above, and in our prior communications, we strongly recommend that you vote your shares on the Company’s WHITE proxy card “FOR” ONLY Air Products’ full slate of well-rounded director nominees: Tonit M. Calaway, Independent – Executive Vice Edward L. Monser, Independent, Lead Director President, Chief Administrative Officer, General – Retired President and Chief Operating Officer Counsel and Secretary of BorgWarner Inc. of Emerson Electric Co. Charles ”Casey” Cogut, Independent – Retired Bhavesh V. Patel, Independent, New Nominee Partner, Simpson Thacher & Bartlett LLP – Former President of Standard Industries Lisa A. Davis, Independent – Former Member of Wayne T. Smith, Independent – Retired Chair- the Managing Board and CEO of Gas and Power man and Chief Executive Officer of BASF for Siemens AG Corporation Seifollah “Seifi” Ghasemi, Chairman, Alfred Stern, Independent, New Nominee – President, and CEO Chief Executive Officer and Chairman of the Jessica Trocchi Graziano, Independent – Senior Executive Board of OMV Aktiengesellschaft Vice President and Chief Financial Officer of United States Steel Corporation The Board strongly believes that it is NOT in the best interests of its shareholders to support Mantle Ridge’s nominees. We strongly recommend that you vote your shares “FOR” ONLY Air Products’ full slate of director nominees on the WHITE proxy card. Please discard any blue proxy card you may receive from Mantle Ridge. Thank you for your continued support. Sincerely, The Air Products Board of Directors For more information regarding our Board nominees and strategy, please visit: www.voteairproducts.com.

Your Vote Is Important. Whether or not you plan to virtually attend the 2025 Annual Meeting, please take a few minutes now to vote by Internet or by telephone by following the instructions on the WHITE proxy card, or to sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. Regardless of the number of Company shares you own, your presence by proxy is helpful to establish a quorum and your vote is important. Our Board Of Directors Unanimously Recommends A Vote “For” Only Air Products’ Nine Nominees And Proposals On The Enclosed White Proxy Card. If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Shareholders: 1 (877) 750-0537 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries) Non-GAAP Financial Measures This communication contains certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted EPS and adjusted EBITDA margin. On our website, at investors.airprodcuts.com, we have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Management believes these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate our business because such measures, when viewed together with our GAAP disclosures, provide a more complete understanding of the factors and trends affecting our business. The non-GAAP financial measures supplement our GAAP disclosures and are not meant to be considered in isolation or as a substitute for the most directly comparable measures prepared in accordance with GAAP. These measures may not be comparable to similarly titled measures used by other companies. Forward-Looking Statements This communication contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s expectations and assumptions as of the date of this communication and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based. 7

Also on January 12, 2025, the Company posted the following material on its website, https://www.voteairproducts.com/:

seeDSP2 PRODUCTSHome Board Strategy Mantle Ridge Nominees Resources Advocacy howtovoteS, 11 1 1 |.miitT,“m’‘1m’mmB|MMI ^^^^S^ .-* ~ * >    n» â– Press Releases Cviewallpressreleases) PRESS RELEASE Jan 9 2025 PRESS RELEASE Jan 8 2025 PRESSRELEASE Jan 7 2025 Air Products Sends Letter to Air Products’ Board of Directors Air Products’ Board of Directors Shareholders Correcting Mantle Issues Response to Mantle Ridge Reiterates Deliberate Succession Ridge’s Falsehoods and Misleading Planning Process, Superior Quality of Claims its Board Candidates, and Strong Financial Performance read full press release read full press release read full press release Shareholder Letters pALLm) SHAREHOLDER LETTER Jan 12 2025 SHAREHOLDER LETTER Jan 9 2025 SHAREHOLDER LETTER Dec 27 2024 Air Products’ Board of Directors Air Products’ Board of Directors Retail Shareholder Brochure Issues Letter to Retail Shareholders    Issues Letter to Shareholders Correcting Mantle Ridge’s Falsehoods and Misleading Claims (^APD retail shareholder letter jT^j (^read shareholder letter ^read shareholder brochure^T^ Investor Presentations INVESTOR PRESENTATIONS Dec 1 8 2024 Investor Presentation ^tjownload presentation £^ Recent News RECENT NEWS Dec 13 2024 Activist Air Products Board Nominee is Said to be Source of Decade-old M&A Leak: Court Filing (^read full article E ^) SEC Filings (VIEWALLFILiNGS) SEC FILING Jan 10 2025 SEC FILING Jan 10 2025 SEC FILING Jan 8 2025 Additional Proxy Soliciting Materials    Additional Proxy Soliciting Materials    Additional Proxy Soliciting Materials - Definitive—Definitive—Definitive (^view filing B^) ^view filing B^) (^view filing B^)

Disclaimer This website is provided merely as information and is not intended to ber nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This website does not recommend the purchase or sale of any security. This website is not intended to be, nor should it be construed or used as, investment tax or legal advice. This website is the exclusive property of Air Products and may not be reproduced or distributed, in whole or in part without the express prior written consent of the Company, Important Additional Information The Company and certain of its directors and executive officers are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Companys shareholders in connection with the Companys 2025 Annual Meeting of Shareholders {the “Annual Meeting”). The Company filed its definitive proxy statement (the “Definitive Proxy Statement’) and a WHITE universal proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on December 3, 2024 in connection with such solicitation of proxies from the Companys shareholders. SHAREHOLDERS OF THE COMPANY ARE. STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT, ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WrTH THE SEC CAREFULLY AND INTHBR ENTIRES AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the identity of the participants, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities and can be found in the appendix titled “Supplemental Information Regarding Participants in the Solicitation” of the Definitive Proxy Statement and available here. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5r which are available on the Company’s website available here or through the SEC’s website at www.sec.gov. Shareholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be avai lable at no charge at the Companys website at https://inve5tor5.airproducts.com. Cautionary Statement The timing of these postings are made at the discretion of the Company. Readers should not assume that the information contained on this website has been updated or otherwise contains current information. The Company does not review past postings to determine whether they remain accurate, and information contained in such postings may have been superseded. This website contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-loo king statements are based on managements expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-Kfor the fiscal year ended September 30, 2024 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based. Testimonials, Other Quotations and Third-Party Statements This website may contain or refer to news, commentary and other information relating to the Company generated by, or sou reed from, persons or companies that are not affiliated with the Company. The Company has neither sought nor obtained consent from any other third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties, including, without limitation, information generated by Mantle Ridge LP or its affiliated parties (collectively, the “Dissident Group”). The Company has not assisted in the preparation of any third party information, including, without limitation, information generated by the Dissident Group. Any statement or information that is obtained or derived from statements made or published by a third party should not be viewed as indicating the support of such third party for any view expressed on this website. This website may contain links to articles and/or videos {collectively, “Media”), The views and opinions expressed in such Media or those of the author{s)/speaker{s) referenced or quoted in such Media, unless specifically noted otherwise, do not necessarily represent the opinions of the Company. AIR M    GENERATING Home PRODUCTS t^i A CLEANER FUTURE Our Board Strategy Investor Resources What Others Are Saying H ow to Vote / ^^^^ X in o ^^^^^^^ ^^^^^^^ ^^^^^^^ ^^^^^^ ^^^^^^ 918583-001-Part-£ 0 ^ r IcVl^f0 0 <J ct 5 a n ^Pc?g!e 11 s’ ‘nc-^” Rights Reserved.    Privacy Notice Your Privacy Rights